August 27, 2012

GL Beyond Income Fund

450 Wireless Blvd.

Hauppauge, NY 11788

Re: GL Beyond Income Fund File Nos. 333-177372 and 811-22616

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the GL Beyond Income Fund Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 3 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP